As filed with the U.S. Securities and Exchange Commission on December 2, 2016

Registration No. 333-214012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6022	20-0154352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, a Professional Corporation

100 Light Street

Baltimore, Maryland 21202

(410) 685-1120

Approximate date of commencement of the proposed sale of the securities to the public: December 7, 2016.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐



If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐



Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non–accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

DECEMBER 2, 2016

Offer to Exchange

$35,000,000 aggregate principal amount of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026

the offer and sale of which have been registered under the Securities Act of 1933 for any and all outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026

We are offering to exchange 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026, the offer and sale of which have been registered under the Securities Act of 1933, which we refer to as the “New Notes,” for any and all of our outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 that were issued in a private offering on August 15, 2016, which we refer to as the “Old Notes.”  We are offering to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes.  We will not receive any additional proceeds from the exchange offer, and issuance of the New Notes will not increase our outstanding debt.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, generally will not be subject to transfer restrictions affecting nonaffiliate transferors.  Because this exchange offer satisfies certain of our obligations relating to the Old Notes, the New Notes do not carry registration rights and do not have the right to earn additional interest under circumstances related to our registration obligations.  The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

We do not intend to list the New Notes on any securities exchange or seek approval for quotation through any automated trading system.  There is currently no public market for the New Notes.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer.  We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

The exchange offer will expire at 11:59 p.m., New York City time, on January  6, 2017, unless we extend the exchange offer.  All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the related indenture.  In general, the Old Notes may not be offered or sold except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  We currently do not anticipate that we will register the resale of the Old Notes under the Securities Act.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.  A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer.  We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.  See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2016.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”).  We are submitting this prospectus to holders of Old Notes so that they can consider exchanging their Old Notes for New Notes.  You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying transmittal documents.  We have not authorized any other person to provide you with any other information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information.  Our business, financial condition, results of operations and prospects may have changed since that date.  We are not making this exchange offer in jurisdictions where the exchange offer is not permitted.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus.  Such information is available without charge to holders of Old Notes upon written or oral request made to: Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, ATTN: Mark A Semanie, telephone: (301) 430-2500.  To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than December 29, 2016, five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, five business days before such extended expiration date.

In this prospectus, unless the context requires otherwise, “Old Line Bancshares,” the “Company,” “we,” “our” and “us” refer to Old Line Bancshares, Inc. and, when discussing its history, business, operations and financial condition, Old Line Bancshares, Inc. on a consolidated basis with its subsidiaries, including Old Line Bank, and references to the “Bank” refer to Old Line Bank.  We refer to the Old Notes and the New Notes collectively as the “notes.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov.  Copies of certain information filed by us with the SEC are also available on our website at www.oldlinebank.com.  Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.  You may also read and copy any document we file with the SEC, including the registration statement on Form S-4 of which this prospectus forms a part, the documents incorporated by reference herein and therein, any supplements to this prospectus, and the exhibits to the registration statement, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations.  You should review the information and exhibits in the registration statement for further information about us and the securities we are offering.  Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents.  The information that we incorporate by reference into this prospectus is considered to be part of this prospectus.  This prospectus incorporates by reference the documents listed below that we have filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the effectiveness of such registration statement and prior to the date the offering of the securities under such registration statement is terminated or completed (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules):

"	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016;

"	our definitive proxy statement for our annual meeting of stockholders held May 25, 2016, filed with the SEC on April 25, 2016;

"	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC respectively on May 6, 2016, August 5, 2016 and November 4, 2016; and

"	our Current Reports on Form 8-K filed on May 31, 2016, June 1, 2016, July 6, 2016, August 9, 2016 (solely with respect to Item 8.01), August 11, 2016, August 15, 2016 and September 2, 2016.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus.  The information contained in any such document will automatically be considered part of this prospectus from the date the document is filed with the SEC.  Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in the applicable prospectus supplement, modifies or supersedes the original statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.  In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.  Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus.  This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his, her or its written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You may request a copy of these documents by writing or telephoning us at the following address:

Mark A. Semanie

Executive Vice President and Chief Operating Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, HOLDERS OF OLD NOTES MUST MAKE ANY REQUEST NO LATER THAN DECEMBER 29, 2016, FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, OR, IF WE DECIDE TO EXTEND THE EXPIRATION DATE OF THE EXCHANGE OFFER, FIVE BUSINESS DAYS BEFORE SUCH EXTENDED EXPIRATION DATE.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.  This prospectus is dated December 2, 2016.  You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated herein by reference, certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  We may also include forward-looking statements in other statements that we make.  All statements that are not descriptions of historical facts are forward-looking statements.  Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  The statements presented herein with respect to the expected reduction in certain non-interest expenses resulting from the closing of three branches on September 30, 2016 as well as the elimination of a number of positions during the second quarter of 2016, may constitute forward-looking statements.

We base these statements on our beliefs, assumptions and on information available to us as of the date of this prospectus, which involves risks and uncertainties.  Many events or factors could affect our future financial results and performance and could cause those results or performance to differ materially from those expressed in our forward-looking statements.  These risks are described in detail in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference into this prospectus.  These risks include, but are not limited to, the following: our ability to retain key personnel; our ability to successfully implement our growth and expansion strategy; risk of loan losses; that the allowance for loan losses may not be sufficient; that changes in interest rates and monetary policy could adversely affect Old Line Bancshares; that changes in regulatory requirements and/or restrictive banking legislation may adversely affect Old Line Bancshares; that the market value of our investments could negatively impact stockholders’ equity; risks associated with or lending limit; expenses associated with operating as a public company; deterioration in general economic conditions or a return to recessionary conditions; and changes in competitive, governmental, regulatory, technological and other factors which may affect us specifically or the banking industry generally.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to update any statement in light of new information or future events.  Further information concerning us and our business, including additional factors that could materially affect our financial results, is included in our filings with the SEC.  See “Where You Can Find More Information.”

SUMMARY

The following information is a summary of the significant terms of the exchange offer and other information contained elsewhere or incorporated by reference in this prospectus.  The summary is qualified in its entirety by the more detailed information and the financial statements and related notes included or incorporated by reference into this prospectus.  You should carefully read this prospectus to understand fully the terms of the exchange offer, as well as other considerations that are important to you in making a decision about whether to participate in the exchange offer.  You should pay special attention to the “Risk Factors” section beginning on page 12 of this prospectus.

Old Line Bancshares, Inc.

General

We were incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank.  Our primary business is to own all of the capital stock of Old Line Bank.

We are headquartered in Bowie, Maryland, approximately ten miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  We engage in a general commercial banking business, making various types of loans and accepting deposits.  We market our financial services to small to medium sized businesses, entrepreneurs, professionals, consumers and high net worth clients.  Our current market area consists of the suburban Maryland counties of Anne Arundel, Calvert, Charles, Montgomery, Prince George’s and St. Mary’s (Washington, D.C. suburbs) and Baltimore and Carroll (Baltimore City suburbs).

Our principal source of revenue is interest income and fees generated by lending and investing funds on deposit.  We typically balance the loan and investment portfolio towards loans.  Generally speaking, loans earn more attractive returns than investments and are a key source of product cross sales and customer referrals.  Our loan and investment strategies balance the need to maintain adequate liquidity via excess cash or federal funds sold with opportunities to leverage our capital appropriately.

Old Line Bank is a trust company chartered by the State of Maryland.  Old Line Bank was originally chartered in 1989 as a national bank under the title “Old Line National Bank.”  Old Line Bank converted to a Maryland chartered trust company exercising the powers of a commercial bank in June 2002, and does not exercise trust powers - its regulatory structure is the same as a Maryland chartered commercial bank.  Old Line Bank is regulated by the Maryland Commissioner of Financial Regulation (the “Commissioner”) and by the Federal Deposit Insurance Corporation (“FDIC”) and is subject to regulation, supervision and regular examination by the Commissioner and the FDIC.  Old Line Bank’s deposits are insured to the maximum legal limits by the FDIC.

In June 2012, we established Old Line Financial Services as a division of Old Line Bank and hired an individual with over 25 years of experience to manage this division.  Old Line Financial Services allows us to expand the services we provide our customers to include retirement planning and products.  Additionally, this division offers investment services including investment management, estate and succession planning and allows our customers to directly purchase individual stocks, bonds and mutual funds.  Through this division customers may also purchase life insurance, long term care insurance and key man/woman insurance.

As of September 30, 2016, we had consolidated assets, deposits and stockholders’ equity of approximately $1.7 billion, $1.3 billion and $151.9 million, respectively.

Our principal executive offices are located at 1525 Pointer Ridge Place, Bowie, Maryland 20716.  Our telephone number is (301) 430-2500.  Our website address is www.oldlinebank.com.  The information on our website is not part of this prospectus.

Recent Acquisitions

Regal Bancorp, Inc.  On December 4, 2015, we completed our acquisition of Regal Bancorp, Inc., the parent company of Regal Bank & Trust (“Regal Bank”).  Immediately thereafter Regal Bank was merged with and into Old Line Bank, with Old Line Bank the surviving bank.  We acquired Regal Bank’s three branches in the merger, facilitating Old Line Bank’s entry into the Baltimore County and Carroll County, Maryland markets.  The merger strengthened Old Line Bank’s status as the third largest independent commercial bank based in Maryland, with assets of more than $1.5 billion at closing and 23 full service branches serving eight Maryland counties.

WSB Holdings, Inc.  On May 10, 2013, Old Line Bancshares acquired WSB Holdings, Inc., the parent company of The Washington Savings Bank, F.S.B. (“WSB”).  In connection with the acquisition, WSB was merged with and into Old Line Bank, with Old Line Bank the surviving bank.  We acquired five WSB branches, its headquarters building and its established mortgage origination group in this acquisition.  The mortgage origination group originates residential real estate loans for our portfolio and loans classified as held for sale to be sold in the secondary market.  Two of the acquired branches were closed on December 31, 2014 and two more have been targeted for closure in September 2016, as discussed below under “— Recent Developments — 2016 Organizational Review.”  This acquisition increased Old Line Bancshares, Inc.’s total assets by more than $310 million immediately after closing.

Maryland Bankcorp, Inc.  On April 1, 2011, Old Line Bancshares acquired Maryland Bankcorp, Inc., the parent company of Maryland Bank & Trust Company, N.A. (“MB&T”).  In connection with the acquisition, MB&T was merged with and into Old Line Bank, with Old Line Bank the surviving bank.  The acquisition of MB&T’s ten full-service branches expanded our market presence in Calvert and St. Mary’s Counties.  The acquisition increased Old Line Bancshares’ total assets by more than $345 million immediately after closing to approximately $750 million.  Two of the acquired branches were closed on December 31, 2014.

Recent Developments

2016 Organizational Review

In June 2016, our management conducted an organizational review that identified areas of job overlap as well as areas requiring improved staffing efficiencies.  As a part of this process several departments were identified for small strategic reductions in order to maintain competitive efficiency levels.  The implementation of this organizational review is expected to produce quarterly savings in salaries, benefits and taxes of approximately $285,000.

In addition, on July 5, 2016, we announced plans to realign Old Line Bank’s branch offices within our market area, which includes the closing and consolidation of three branches.  We closed the Accokeek, Bowie-Mitchellville Road and Odenton branches on September 30, 2016, which is expected to further reduce salaries and benefits, taxes and operational expenses.  These closings and consolidations are a result of an evaluation that measured near-term growth potential in the current locations as well as Old Line Bank’s ability to continue to service clients’ needs at nearby locations.

Pointer Ridge

On August 19, 2016, Old Line Bank purchased the aggregate 37.5% interest in Pointer Ridge Office Investment, LLC (“Pointer Ridge”) not held by Old Line Bancshares for an aggregate of $280,139 pursuant to Agreements of Purchase and Sale of Membership Interests that the Bank entered into with each of the prior owners of the remaining (in aggregate) 37.5% interest in Pointer Ridge.  Pointer Ridge owns our headquarters building, which we lease from Pointer Ridge.

An entity controlled by Frank Lucente, a director of Old Line Bancshares and Old Line Bank, owned 12.50% of Pointer Ridge and therefore received at the closing of the transaction a portion of the purchase price equal to $93,380.

On September 2, 2016, we paid off the entire $5.8 million principal amount of a promissory note previously issued by Pointer Ridge, for which Old Line Bancshares had guaranteed payment of up to 62.50% of any loan payments plus any costs the lender incurred resulting from any omissions or alleged acts by Pointer Ridge.  Upon the Bank’s purchase of the remaining 37.5% interest in Pointer Ridge, the entire principal amount of the promissory note, which matured on September 5, 2016, became our obligation.

At a later date, we intend to transfer Old Line Bancshares, Inc.’s ownership interest in Pointer Ridge to the Bank and then dissolve Pointer Ridge.

The Exchange Offer

The following summary is provided solely for your convenience.  You should read the full text and more specific details contained elsewhere in this prospectus.

Old Notes

5.625% Fixed-to-Floating Rate Subordinated Notes due 2026. We sold the Old Notes on August 15, 2016 to Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. pursuant to a purchase agreement between us and Sandler O’Neill & Partners, L.P., as representative of the initial purchasers, dated August 15, 2016.  We refer to Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. as the “initial purchasers.” The initial purchasers subsequently offered the Old Notes: (i) to qualified institutional buyers under Rule 144A under the Securities Act; and (ii) to institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in reliance upon exemptions from registration under the Securities Act.

New Notes

Up to $35,000,000 in aggregate principal amount of our 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are to be issued in a transaction registered under the Securities Act and, accordingly, generally are not subject to transfer restrictions. Because of the nature of this exchange offer, the New Notes also do not carry registration rights and do not have the right to earn additional interest under circumstances relating to our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like amount of Old Notes. Subject to the terms of this exchange offer, we will exchange New Notes for all of the Old Notes that are validly tendered and not validly withdrawn prior to the expiration of this exchange offer. The New Notes will be issued in exchange for corresponding Old Notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date	This exchange offer will expire at 11:59 p.m. New York City time on January 6, 2017, unless we extend the exchange offer.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.

Conditions to this Exchange	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering

If you wish to accept this exchange offer and your Old Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. Do not send the letter of transmittal, any Old Notes or any other required document to anyone other than the exchange agent.

If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. Please see “The Exchange Offer — Eligibility; Transferability.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of Old Notes that are registered in the name of a broker, dealer, bank, trust company or other nominee, and you wish to tender those Old Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those Old Notes on your behalf. If you wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures for DTC’s Automated Teller Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Certain U.S. Federal Income Tax Consequences

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.” You should consult your own tax advisor as to the tax consequences of the exchange.

Registration Rights

We have undertaken the exchange offer under the terms of the registration rights agreement that we entered into with Sandler O’Neill & Partners, L.P., as representative of the initial purchasers, at the time of issuance, which we refer to in this prospectus as the registration rights agreement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is completed, we will have no further obligation, except under limited circumstances, to provide any exchange or registration rights with respect to the Old Notes. See “The Exchange Offer.”

Eligibility; Transferability

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

	•	You are acquiring the New Notes in the ordinary course of your business;

•

You are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

	•	You are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

	•	You are not acting on behalf of any person who could not truthfully make the preceding statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC’s Division of Corporation Finance given to other, unrelated issuers in similar exchange offers. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Division's staff would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. See “The Exchange Offer — Eligibility, Transferability” and “Plan of Distribution.”

Consequence of Failure to Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will remain subject to the restrictions on transfer, and you will not be able to offer to sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for the registration of the offer and sale of the Old Notes under U.S. federal securities laws. See “The Exchange Offer — Consequences of Failure to Exchange.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer — Exchange Agent” for the address and telephone number of the exchange agent.

Risk Factors

See the section entitled “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

Summary of the New Notes

Issuer	Old Line Bancshares, Inc.

Securities Offered	5.625% Fixed-to-Floating Rate Subordinated Notes due 2026.

Aggregate Principal Amount	$35,000,000.

Maturity Date	August 15, 2026.

Offering Price	100% of principal, plus accrued interest, if any, from August 15, 2016.

Interest Rate

From and including the issue date to but excluding August 15, 2021, a fixed rate per annum of 5.625%.

From and including August 15, 2021 to but excluding the maturity date or earlier redemption, a floating rate per annum equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus a spread of 450.2 basis points; provided that in the event three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.  For any determination date, “LIBOR” means the rate as published by Reuters (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the indenture governing the notes.

Interest Payment Dates

February 15 and August 15 of each year, to but excluding August 15, 2021, and quarterly thereafter on February 15, May 15, August 15 and November 15 of each year through the maturity date or early redemption date.  The first interest payment will be made on February 15, 2017.

Record Dates

From February 15, 2017 to August 15, 2021, January 31 and July 31 of each year (whether or not a business day), with the first record date occurring on January 31, 2017.

From August 15, 2021 through the maturity date or earlier redemption, the 15th day (whether or not a business day) immediately preceding the applicable interest payment date.

Day Count Convention

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding            August 15, 2021 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No Guarantees

The New Notes are not guaranteed by any of our subsidiaries. As a result, the New Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “— Subordination; Ranking.”

Subordination; Ranking	The New Notes will be unsecured, subordinated and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness (as defined in the indenture (as hereinafter defined)), all as described under “Description of the Notes — Subordination of the Notes”;

	•	will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the notes;

•

will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the notes; and

•

will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation Old Line Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

As of September 30, 2016, on a consolidated basis, the outstanding indebtedness and other liabilities of Old Line Bancshares totaled approximately $1.5 billion, which includes approximately $1.3 billion of deposit liabilities that rank structurally senior to the New Notes. As of September 30, 2016, we also had approximately $6.7 million of outstanding trust preferred subordinated debentures that rank junior to the New Notes.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption

We may, beginning with the interest payment date of August 15, 2021, and on any interest payment date thereafter, redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Special Events Redemption

We may also redeem the New Notes at any time, including prior to August 15, 2021, at our option, in whole but not in part, if: (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes; (ii) a subsequent event occurs that could preclude the notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but excluding the redemption date.  For more information, see “Description of the Notes — Redemption.”

Events of Default

The New Notes will contain customary payment, covenant and bankruptcy or insolvency events of default.  The trustee and the holders of the New Notes may not accelerate the maturity of the notes upon the occurrence of any payment or covenant event of default. However, if a bankruptcy- or insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the New Notes will become immediately due and payable without any action of the trustee or the holders of the New Notes. In the event of such an acceleration of the maturity of the New Notes, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the New Notes. See “Description of the Notes — Subordination of the Notes” and Description of the Notes — Defaults; Events of Default; Limitation on Suits.”

Sinking Fund	There is no sinking fund for the New Notes.

Further Issuances

The New Notes will initially be limited to an aggregate principal amount of $35 million. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the notes and form a single series.

Form and Denomination	The New Notes will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee	U.S. Bank National Association will act as the trustee under the indenture pursuant to which the New Notes will be issued.

Listing

The New Notes will not be listed on any national securities exchange or included in any automated dealer quotation system. Currently, there is no public trading market for the New Notes and we cannot assure you that one will develop.

Governing Law	The New Notes and the indenture governing the New Notes are governed by New York law.

RISK FACTORS

An investment in the notes involves certain risks.  You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus before making an investment decision.  In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated herein by reference.  The risks described below and incorporated by reference herein are not the only risks we face.  Any of these risks could materially affect our business, financial condition or results of operations, as could additional risks or uncertainties not currently known to us or that we currently believe to be immaterial.  If any of the events or circumstances described in these risks actually occur, our business, financial condition or results of operations could suffer, our ability to pay interest on the notes when due or to repay the notes at maturity could be materially adversely affected, and the trading price of the notes could decline substantially.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender.  Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes.  Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.  Please see “The Exchange Offer — Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes.  In general, you may only offer, sell pledge or transfer the Old Notes if the offer and sale of the Old Notes are registered under the Securities Act and applicable state securities laws, or you offer and sell your Old Notes under an exemption from these requirements.  We do not plan to register any offer or sale of the Old Notes under the Securities Act.  For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, please see “The Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Notes

The risks discussed below relate to both the New Notes and the Old Notes, as the New Notes are identical in all material respects to the Old Notes (subject to certain limited exceptions discussed elsewhere in this prospectus).  As a result, you should not infer that risks applicable to the New Notes are different from the risks applicable to the Old Notes, or that this exchange offer materially modifies the risks attendant to the Old Notes.

We cannot make payments on the notes if we default on our obligations that are more senior.

Our obligations under the notes are unsecured and rank junior to:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•	obligations under letters of credit;

•	capital lease obligations;

•

indebtedness or other obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements and arrangements designed to protect against fluctuations in currency exchange or interest rates;

•

any obligations of ours to our general creditors (as defined for purposes of the capital adequacy regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”) applicable to us as the same may be amended or modified from time to time); and

•

all obligations of the type referred to in first five bullet points above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the indenture or arising after that time.

This means that we cannot pay our obligations under the notes if we default on payments under any of these senior obligations, or if any of these senior obligations accelerate or any judicial proceeding with respect to a default is pending.  If we liquidate, go bankrupt or dissolve, we would be able to pay under the notes only after we have paid all of our liabilities that are senior to the notes.  As of September 30, 2016, on a consolidated basis, the outstanding indebtedness and other liabilities of Old Line Bancshares totaled approximately $1.5 billion, which includes approximately $1.3 billion of deposit liabilities that rank structurally senior to the notes.  As of September 30, 2016, we also had approximately $6.7 million of outstanding trust preferred subordinated debentures that ranks junior to the notes.  The indenture does not limit the amount indebtedness senior to the notes that we may incur.  For more information on the subordination of payments under the notes, see “Description of the Notes—Subordination of the Notes.”

The notes are not guaranteed by, and will be structurally subordinated to, all indebtedness of Old Line Bank.

The notes are not obligations of, or guaranteed by, Old Line Bank.  As a result, our right and the rights of our creditors, including holders of the notes, to participate in any distribution of assets of our subsidiary Old Line Bank upon its liquidation, reorganization or otherwise would be subject to the prior claims of Old Line Bank’s creditors.  In the event of any such distribution of assets of Old Line Bank, the claims of depositors and other general or subordinated creditors of Old Line Bank would be entitled to priority over the claims of holders of the notes.  As of September 30, 2016, the Bank had outstanding approximately $1.5 billion in financial obligations that would effectively rank senior to the notes in case of liquidation or reorganization, such as deposit liabilities.

The notes are not secured by the assets of Old Line Bancshares or Old Line Bank.

The notes are unsecured obligations of Old Line Bancshares.  The notes will be effectively subordinated to current and future secured debt to the extent of the value of the collateral securing such debt.  In addition, we may incur additional secured debt, and the notes will be effectively subordinated to any such additional secured debt we may incur to the extent of the value of the collateral securing such debt.

We are a holding company, and banking laws and regulations could limit our access to funds from Old Line Bank with the result that we may not have access to sufficient cash to make payments on the notes.

Old Line Bancshares is a legal entity separate and distinct from Old Line Bank.  Virtually all of our source of funds to service our debt, including the notes, is dividends paid to us by Old Line Bank.  Under Maryland law, Old Line

Bank may declare a cash dividend, after providing for due or accrued expenses, losses, interest and taxes, from its undivided profits or, with the prior approval of the Commissioner, from its surplus in excess of 100% of its required capital stock.  Also, if Old Line Bank’s surplus is less than 100% of its required capital stock, then, until its surplus is 100% of its capital stock, Old Line Bank must transfer to its surplus annually at least 10% of its net earnings and may not declare or pay any cash dividends that exceed 90% of its net earnings.  In addition to these specific restrictions, the FDIC has the ability to prohibit or limit proposed dividends if it determines that the payment of such dividends would result in the Bank being in an unsafe and unsound condition.  Further, pursuant to the Commissioner’s approval of the merger between Old Line Bank and Regal Bank, the Bank is prohibited from paying dividends to Old Line Bancshares without prior written approval of the Commissioner until December 5, 2016, although the Bank has never been denied such approval when requested.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from Old Line Bank in an amount sufficient to pay interest on or principal of the notes.

The total amount available for payment of dividends by Old Line Bank to Old Line Bancshares was approximately $8.3 million at September 30, 2016, based on Old Line Bank maintaining enough capital to remain “well capitalized” under regulatory guidelines.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain events of default, as described herein, relating certain bankruptcy, insolvency or receivership events with respect to us.  Thus, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

The limited covenants relating to the notes do not protect you.

The covenants in the indenture are limited.  In addition, the notes and the indenture do not limit our or Old Line Bank’s ability to issue additional subordinated notes or to incur additional debt, including Senior Indebtedness.  As a result, the indenture does not protect you in the event of an adverse change in our financial condition or results of operations.

There may be no active market for the notes.

The notes are a new issue of securities with no established trading market.  We do not intend to apply for listing of the notes on any national securities exchange.  The initial purchasers have advised us that they presently intend to make a market in the notes.  However, the initial purchasers are not under any obligation to do so and any of the initial purchasers may discontinue any market-making activities at any time without notice.  A liquid or active trading market for the notes may not develop.  If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.  If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional unsecured indebtedness in the future.  If we incur new indebtedness in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future.  We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the notes, or to fund our other liquidity needs.

A downgrade in our credit ratings or the ratings of Old Line Bank could have a material adverse impact on us.

Rating agencies continuously evaluate Old Line Bancshares and Old Line Bank, and their ratings of our and Old Line Bank’s long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally.  In addition, ratings agencies have themselves been subject to scrutiny arising from the 2007-2008 market crash and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest.  In light of this, there can be no assurance that Old Line Bancshares or Old Line Bank will maintain current credit ratings.

Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers.  A reduction in Old Line Bancshares’ or Old Line Bank’s credit ratings could also increase our borrowing costs and limit our access to the capital markets.  Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties.  Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions.  Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit access to or increase our cost of capital.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The notes are not savings accounts, deposits or other obligations of Old Line Bank and are not insured or guaranteed by the FDIC or by any other governmental agency or instrumentality.

SELECTED FINANCIAL DATA

The following table sets forth our consolidated summary financial data for each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and for the nine months ended September 30, 2016 and 2015.  The summary statements of income data for the years ended December 31, 2015, 2014 and 2013 and the summary balance sheet data as of December 31, 2015 and 2014 have been derived from our audited consolidated financial statements and related notes thereto, which are incorporated by reference herein.  The summary statements of income data for the years ended December 31, 2012 and 2011 and the summary balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements and related notes thereto not included or incorporated by reference herein.

The summary balance sheet data as of September 30, 2016 and the statements of income data for the nine months ended September 30, 2016 and 2015 have been derived from our unaudited consolidated financial statements and related notes thereto, which are incorporated by reference herein.  The financial data for the nine months ended September 30, 2016 is not necessarily indicative of results we will record for the full year.  Quarterly information is not audited but, in our opinion, contains all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented.  You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, incorporated by reference herein.

.

	Nine Months Ended
	September 30,		Years Ended December 31,
($ in thousands except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(Audited)
Earnings and dividends:
Interest income	$44,111	$37,829	$51,453	$45,603	$44,263	$38,222	$32,321
Interest expense	5,184	3,486	4,864	3,900	4,202	5,058	5,219
Net interest income	38,927	34,343	46,589	41,703	40,061	33,164	27,101
Provision for loan losses	1,385	911	1,311	2,827	1,504	1,525	1,800
Non-interest income	6,685	5,180	6,845	5,957	8,870	3,708	2,741
Non-interest expense	30,975	26,054	36,276	35,046	36,077	25,162	20,884
Income taxes	4,428	4,096	5,382	2,694	3,602	2,720	1,927
Net income	8,825	8,462	10,464	7,093	7,747	7,465	5,232
Less: Net loss attributable to the non-controlling interest	—	(5)	(4)	(37)	(92)	(65)	(148)
Net income available to common stockholders	8,825	8,467	10,468	7,130	7,839	7,530	5,380
Per common share data
Basic earnings	$0.82	$0.80	$0.98	$0.66	$0.87	$1.10	$0.86
Diluted earnings	0.80	0.78	0.97	0.65	0.86	1.09	0.86
Dividends paid	0.18	0.15	0.21	0.18	0.16	0.16	0.13
Common stockholders book value, period end	13.98	13.13	13.31	12.51	11.71	10.94	9.98
Average common shares outstanding
Basic	10,824,436	10,655,375	10,647,986	10,786,017	9,044,844	6,828,512	6,223,057
Diluted	10,998,150	10,792,821	10,784,323	10,935,182	9,149,200	6,893,645	6,253,898
Common shares outstanding, period end	10,859,074	10,513,025	10,802,560	10,810,930	10,777,113	6,845,432	6,817,694
Balance Sheet Data:
Total assets	$1,650,105	$1,331,378	$1,510,089	$1,227,519	$1,167,223	$861,856	$811,042
Total loans, less allowance for loan losses	1,300,010	1,045,492	1,155,147	931,121	849,263	595,145	539,298
Total investment securities	201,831	151,522	194,706	161,680	172,170	171,541	161,785
Total deposits	1,301,293	1,090,526	1,235,880	1,015,739	974,359	735,458	690,768
Stockholders’ equity	151,857	138,273	143,989	135,264	126,249	74,862	68,040
Performance Ratios:
Return on average assets	0.75%	0.87%	0.79%	0.60%	0.74%	0.90%	0.79%
Return on average stockholders’ equity	8.02%	8.19%	7.54%	5.45%	7.80%	11.17%	9.37%
Total ending equity to total ending assets	9.21%	10.39%	9.54%	11.02%	10.82%	8.69%	8.39%
Net interest margin(1)	3.81%	4.12%	4.08%	4.15%	4.53%	4.65%	4.61%
Dividend payout ratio for period	22.09%	18.89%	21.47%	27.23%	19.02%	14.51%	15.27%
Asset Quality Ratios:
Allowance to period-end loans	0.49%	0.43%	0.43%	0.46%	0.58%	0.66%	0.69%
Non-performing assets to total assets	0.63%	0.36%	0.56%	0.65%	1.27%	1.12%	1.22%
Non-performing loans to allowance for loan losses	133.67%	50.39%	120.04%	121.61%	178.91%	149.04%	155.84%
Bank Capital Ratios:
Tier 1 risk-based capital	11.44%	11.25%	10.7%	12.3%	12.0%	10.8%	10.6%
Total risk-based capital	11.91%	11.68%	11.1%	12.7%	12.5%	11.4%	11.3%
Leverage capital ratio	10.09%	9.29%	9.1%	9.9%	9.3%	7.9%	7.8%
Company Capital Ratios:
Tier 1 leverage	8.62%	9.43%	9.10%	9.85%	9.25%	7.94%	7.78%
Tier 1 risk-based capital	9.74%	11.39%	10.70%	12.29%	11.96%	10.77%	10.61%
Total risk-based capital	12.71%	11.82%	11.10%	12.72%	12.49%	11.40%	11.26%

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement.  We will not receive any cash proceeds from the exchange offer.  In exchange for the Old Notes that you tender as a result of this exchange offer, you will receive New Notes in like principal amount.  The Old Notes that are surrendered in exchange for the New Notes will be retired and cancelled by us upon receipt and will not be reissued.  Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown.

	Nine Months Ending
	September 30,		Years Ending December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands except per share data)
Fixed charges:
Deposit interest expense	$4,002	$3,051	$4,247	$3,402	$3,716	$4,235	$4,390
Interest expense on borrowings	1,182	435	617	498	486	823	429
Total Fixed Charges	$5,184	$3,486	$4,864	$3,900	$4,202	$5,058	$4,819
Earnings available for fixed charges:
Pre-tax income	$13,253	$12,558	$15,846	$9,787	$11,349	$10,185	$7,159
Add: Fixed charges	5,696	3,486	4,684	3,900	4,202	5,058	5,219
Less: Capitalized interest	(512)	0	0	0	0	0	0
Add: Net loss - noncontrolling interest	0	5	4	38	92	65	148
Total Earnings available for fixed charges	$18,437	$16,049	$20,534	$13,725	$15,643	$15,308	$12,526
Ratio of earnings to total fixed charges	3.56	4.60	4.22	3.52	3.72	3.03	2.60
Ratio of earnings to fixed charges less interest on deposits	0.23	0.12	0.13	0.13	0.12	0.16	0.09

For purposes of computing the ratios, earnings represent income before income taxes plus fixed charges.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on August 15, 2016, we entered into a registration rights agreement with Sandler O’Neill & Partners, L.P., as representative of the initial purchasers, which provides for the exchange offer.  The exchange offer will permit eligible holders of the Old Notes to exchange the Old Notes for the New Notes, which are identical in all material respects to the Old Notes, except that:

•	the offer and sale of the New Notes have been registered with the SEC under U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions and will not be entitled to registration rights; and

•

the holders of the New Notes will not be entitled to earn additional interest under circumstances relating to our failure to comply with our registration obligations under the registration rights agreement.

The New Notes will evidence the same debt as the Old Notes and will be issued under, and be entitled to the benefits of, the indenture that governs all of the notes, including the payment of principal and interest.  As a result, both the New Notes and the Old Notes will be treated as a single series of subordinated debt securities.  The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC.  We will issue New Notes in exchange for the same principal amount of Old Notes accepted in the exchange offer.  Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate.  This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes.  Only a registered holder of Old Notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer.  There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance.  Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of such notice.  The exchange agent will act as agent for the tendering holders for the purpose of receiving New Notes from us.  If any tendered Old Notes are not accepted for exchange because of an invalid tender, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable after the expiration date of the exchange offer or our withdrawal of the exchange offer, as applicable.  Any acceptance, waiver of default or rejection of a tender of notes shall be at our sole discretion and shall be conclusive, final and binding.

If you validly tender Old Notes in the exchange offer, you will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, you will not have to pay transfer taxes for the exchange of Old Notes.  Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes.  See “The Exchange Offer — Fees and Expenses; Transfer Taxes.”

Holders of outstanding Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding.  See “Risk Factors —  Risks Related to the Exchange Offer — If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER.  IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION.  HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Registration Rights Agreement

We issued the Old Notes in a private placement offering not subject to registration under the Securities Act or applicable state securities laws.  In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Sandler O’Neill & Partners, L.P., as representative of the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement.  Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the Old Notes will terminate.

Registration of the Offer and Sale of the New Notes

We are registering the New Notes under the Securities Act in reliance on the SEC staff’s position in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1988), referred to as “Exxon Capital Letter,” Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993).  Neither we, nor any of our affiliates, have entered into any arrangement or understanding with any person (including any broker-dealer) to distribute the New Notes, and, to the best of our information and belief, each person participating in the exchange offer is acquiring the New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the exchange offer.

Any person (including any broker-dealer) using the exchange offer to participate in a distribution of New Notes to be acquired in the exchange offer (a) cannot rely on the SEC Staff’s position in the Exxon Capital Letter or interpretive letters to similar effect and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction unless such sale or transfer is made pursuant to an exemption from such requirements.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters.  We have not, however, sought our own no-action letter.  Based upon these interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•

neither you nor any other person receiving the New Notes has any arrangement or understanding with any person to participate in the distribution of the New Notes within the meaning of the Securities Act;

•

neither you nor any other person receiving the New Notes is our “affiliate” within the meaning of Rule 405 under the Securities Act, or if you or such person is an “affiliate,” you or such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

you or any such person are not engaged in, and do not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, to participate in the exchange offer each broker-dealer registered under the Exchange Act must also (i) represent that it will receive New Notes in exchange for Old Notes that were acquired for its own account as a result of market-making activities or other trading activities, (ii) represent that it did not purchase the Old Notes to be exchanged for New Notes from us, and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.  The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Any holder of Old Notes who is our affiliate, who does not acquire the New Notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the New Notes or who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act (including that any resale of the notes must be covered by an effective registration statement containing the selling note holder information required by Item 507 or 508, as applicable, of SEC Regulation S-K if the resales are of New Notes obtained in exchange for Old Notes acquired by the holder thereof directly from the Company) in connection with any sale or transfer of the notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.  The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Following the completion of the exchange offer, the holders of notes will not have any further registration rights (except in the limited circumstances provided under the registration rights agreement), and the Old Notes will continue to be subject to certain restrictions on transfer.  See “— Consequences of Failure to Exchange.”  Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Participation in the exchange offer is voluntary and you should carefully consider whether to accept.  We urge you to consult your financial and tax advisors in making your own decision on whether to participate in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 11:59 p.m., New York City time on January 6, 2017 or the expiration date, unless we extend the exchange offer.  If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.  If we extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each no later than 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date.  We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer or not accept for exchange any particular Old Notes.  We also reserve the right to amend the terms of the exchange offer in any manner.  We will give oral or written notice of any delay, termination, amendment or nonacceptance to the exchange agent as promptly as practicable.  If we determine to make a public announcement of any delay, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.  Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate, amend or extend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer, or the making of any exchange by a holder, violates any law, statute, rule or regulation or any interpretation thereof by the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer; or

•

the trustee under the indenture that governs the notes shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the completion of the exchange offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting or the making of the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions.  We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date.  Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the New Notes.  In any such event, we must use reasonable best efforts to obtain the withdrawal of any stop order as soon as practicable.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

The tender by a holder of Old Notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.  Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer.  Only registered holders are authorized to tender their Old Notes.  Beneficial owners of Old Notes that are registered in the name of a broker, dealer, bank, trust company or other nominee should contact the nominee holder of the Old Notes if they wish to have their Old Notes tendered in the exchange offer.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power.  The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing Old Notes, or bond powers, are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender.  Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  DTC will then send an agent’s message to the exchange agent.  The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

In all cases, we will promptly issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Book-Entry Delivery Procedures.  Within two business days after the date of this prospectus, the exchange agent will establish an account with respect to the Old Notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer those Old Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer.  To be timely, book-entry delivery of Old Notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date.  In addition, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive New Notes for tendered Old Notes, or the guaranteed delivery procedure described below must be complied with.  Tender will not be deemed made until such documents are received by the exchange agent.  Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Determination of Validity

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Old Notes tendered for exchange.  We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if the acceptance might, in our or our counsel’s judgment, be unlawful.

We also reserve the right to waive any conditions of the exchange offer or defects or irregularities of tenders as to particular Old Notes.  Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be conclusive, final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine.

Although we intend to notify, or have the exchange agent notify, holders of defects or irregularities with respect to tenders of Old Notes through the exchange agent, none of we, the exchange agent and any other person is under any duty to give such notification, nor shall we or they incur any liability for failure to give such notification.  Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.  Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in a principal amount greater than the principal amount of Old Notes being tendered by a tendering holder, such unaccepted or non-exchanged Old Notes will either be:

•	returned by the exchange agent to the tendering holder; or

•

in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry delivery procedures described above, credited to an account maintained with DTC.

Signature Guarantees

Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “Eligible Guarantor Institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, either of which we refer to as an Eligible Institution, unless the Old Notes tendered thereby are tendered (1) by a registered holder of Old Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Old Notes) that has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.  See Instruction 5 of the letter of transmittal.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes but your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an Eligible Institution;

•

prior to 11:59 p.m., New York City time, on the Expiration Date, the exchange agent receives from such Eligible Institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, courier or overnight delivery, or a properly transmitted agent’s message relating to a notice of guaranteed delivery, that: (1) sets forth your name and address, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation of transfer of the Old Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time on or prior to the expiration date.  For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile or letter of withdrawal at its address set forth below under “Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of the Old Notes; and

•

be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture that governs the Old Notes register the transfer of the Old Notes into the name of the person withdrawing such Old Notes.

If Old Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Old Notes and must otherwise comply with DTC procedures.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected.  A withdrawal of tendered Old Notes can only be accomplished in accordance with these procedures.

We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties.  No withdrawal of tendered Old Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived.  Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall we or they incur any liability for failure to give any such notification.  Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are retendered on or prior to the expiration date of the exchange offer.  Properly withdrawn Old Notes may be retendered by following one of the procedures described above at any time on or prior to the expiration date of the exchange offer.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Old Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent

U.S. Bank National Association will serve as exchange agent for the exchange offer.  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery and other documents to the exchange agent addressed as follows:

By Mail, Overnight Mail or Courier:

U. S. Bank National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN  55107-1402

By Facsimile Transmission (Eligible Institutions Only):

651-466-7367

Confirm by Telephone:

800-934-6802

For Information Call:

800-934-6802

Fees and Expenses; Transfer Taxes

We will bear the expenses of soliciting tenders.  The principal solicitation is being made by mail.  We may, however, make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer.  We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.  We have also agreed to indemnify the exchange agent against any losses, liabilities, costs and expenses in connection with the provisions of its services in connection with the exchange offer.  Other expenses of the exchange offer that we will pay include fees and expenses of the trustee under the indenture that governs the notes, accounting and legal fees and printing costs, among others.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer.  The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.  Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•

for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom the notice is given that the transfer is being made in reliance on Rule 144A; or

•

under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for the New Notes.  Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant reduction in the value of their Old Notes, compared to the value of the New Notes.  The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with the registration rights agreement.  The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations.  Our obligation to register the offer and sale of the New Notes will terminate upon completion of the exchange offer.  Under certain circumstances specified in the registration rights agreement, however, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

General

The Old Notes are and the New Notes will be a series of our subordinated debt securities and were and will be issued under a subordinated indenture dated as of August 15, 2016 and a first supplemental indenture to the subordinated indenture dated as of August 15, 2016, between us and U.S. Bank National Association, as trustee, which together we refer to as the “indenture.”  The New Notes are identical in all material respects (other than as set forth herein) to the Old Notes.  We refer to the Old Notes and the New Notes collectively as the “notes.”

The following is a brief description of the notes and the indenture.  It does not purport to be complete in all respects.  This description is subject to, and qualified in its entirety by reference to, the indenture and the forms of certificates evidencing the notes, copies of which are available from us upon request.

The notes will be limited initially to $35 million aggregate principal amount.  The notes will mature on August 15, 2026 (which we refer to as the “maturity date”) unless redeemed prior to such date as described below under “— Redemption.”  There is no sinking fund for the notes.  The notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of Old Line Bancshares or Old Line Bank.

The maturity of the notes may not be accelerated in the absence of certain Events of Default (as such term is defined in the indenture).  There is no right to accelerate the maturity of the notes if we fail to pay interest or any Additional Amounts, as defined below, on any note for 30 days after such payment is due, fail to pay the principal on any note when due, or fail to perform or breach any other covenant or warranty under any note or in the indenture for 90 days after we receive written notice of such failure or breach.  See “—  Defaults; Events of Default; Limitation on Suits.”

“Additional Amounts” means any additional amounts that are required by the indenture or the notes, under circumstances specified by the indenture or the notes, to be paid by the Company in respect of certain taxes, duties, levies, imposts, assessments or other governmental charges imposed on holders of the notes specified by the indenture or the notes.

As a bank holding company, our ability to make payments on the notes will depend primarily on the receipt of dividends and other distributions from Old Line Bank.  There are various regulatory restrictions on the ability of Old Line Bank to pay dividends or make other distributions to us.  See Risk Factors — We are a holding company, and banking laws and regulations could limit our access to funds from Old Line Bank with the result that we may not have access to sufficient cash to make payments on the notes” in this prospectus, “Risk Factors — Recently issued capital rules require insured depository institutions and their holding companies to hold more capital,” and “Item 1 — Business — Supervision and Regulation — Old Line Bank” and “Item 5 —  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2015.  The notes are not savings accounts, deposits or other obligations of Old Line Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.  The notes are solely obligations of Old Line Bancshares and are neither obligations of, nor guaranteed by any of our subsidiaries.

The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Payment of Principal and Interest

Payment of the full principal amount of the notes is due on August 15, 2026, unless redeemed prior to such date as described below under “— Redemption.”  Principal and, in the case of redemption, interest, if any, due on the stated maturity date or any earlier date of redemption will be payable against presentation and surrender of the notes.

The notes bear interest (i) at an initial rate of 5.625% per annum, payable semi-annually in arrears on February 15 and August 15 of each year (each, a “fixed rate interest payment date”), commencing on February 15, 2017, from and including the date of issuance to but excluding August 15, 2021 (the “First Reset Date”) and (ii) thereafter at an annual floating rate equal to the three-month LIBOR rate as determined for the applicable Interest Period (as defined below) plus a spread of 450.2 basis points payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on August 15, 2021.  Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR will be deemed to be zero.

Interest on the notes accrues from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable (each, an “Interest Period”).

“Three-month LIBOR” means, for any Interest Period, as determined by the Company on the Reset Rate Determination Date and provided to the Trustee in writing, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate

Determination Date related to such Interest Period.  If such rate does not appear on such page at such time, then the Company will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that, in the judgment of the Company, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “Representative Amount”).  If at least two such quotations are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations.  If fewer than two such quotations are provided, the Company will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount.  If at least two such rates are so provided, three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations.  If fewer than two such rates are so provided, then three-month LIBOR for the Interest Period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding Interest Period or, in the case of the Interest Period commencing on the First Reset Date, 1.123%.  All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.  Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition for any Interest Period after the First Reset Date is less than zero, three-month LIBOR for such Interest Period shall be deemed to be zero.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable Interest Period commencing after the First Reset Date.

The determination of three-month LIBOR for each applicable Interest Period commencing on the First Reset Date by the Company will (in the absence of manifest error) be final and binding.  The Company’s calculation of the amount of any interest payable after the First Reset Date will be maintained on file at the Company’s principal offices.

The interest payable on the notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the notes are registered at the close of business on January 31 and July 31, whether or not a Business Day (as defined below), immediately preceding the applicable fixed rate interest payment date or the 15th day immediately preceding the applicable floating rate interest payment date, as the case may be.  Interest payable on an interest payment date will be made by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in the City of Boston or, at option of Old Line Bancshares in the event the notes are not represented by global notes (as defined below), by check mailed to the address of the related holders.

In the event that a fixed rate interest payment date or the stated maturity date or any earlier date of redemption falls on a day that is not a Business Day, then the amounts payable on such date will be paid on the next succeeding Business Day without the accumulation of additional interest.  In the event that a floating rate interest payment date falls on a day that is not a Business Day, then such floating rate interest payment date will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day.

“Business Day” means, for interest or any Additional Amounts payable on or prior to the First Reset Date or for any repayment of principal on the stated maturity date or any earlier date of redemption, any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, and for interest or any Additional Amounts payable after the First Reset Date, any day that would be considered a business day with respect to interest or any Additional Amounts payable on or prior to the First Reset Date that is also a London Banking Day.

Any interest payable on the notes on or prior to the First Reset Date is computed on the basis of a 360-day year consisting of twelve 30-day months and any interest payable on the notes after the First Reset Date will be computed on the basis of the actual number of days in the Interest Period in respect of which interest is payable divided by 360.  Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Any interest that is payable, but is not punctually paid or duly provided for, on any interest payment date (“Defaulted Interest”) shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such Defaulted Interest may be paid by us to the person in whose name the notes are registered at the close of business on a special record date for the payment of Defaulted Interest.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency.  See “— Defaults; Events of Default; Limitation on Suits.”

No recourse will be available for the payment of principal of, or interest or any Additional Amounts on, any note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, officer or director, as such, past, present or future, of Old Line Bancshares or of any successor entity.  Neither the indenture nor the notes contain any covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries.  The indenture and the notes contain no financial covenants and do not restrict us from paying dividends or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The notes and the indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the notes is subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness.  “Senior Indebtedness” is defined in the indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•	obligations under letters of credit;

•	capital lease obligations;

•

indebtedness or other obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

•

any obligations of ours to our general creditors (as defined for purposes of the capital adequacy regulations of the Federal Reserve Board applicable to us as the same may be amended or modified from time to time); and

•

all obligations of the type referred to in first five bullet points above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the indenture or arising after that time, and other than obligations ranking equally with the notes or ranking junior to the notes.  Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the notes under the terms of the indenture include any indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the notes, with respect to which the notes rank senior in right of payment and upon liquidation.

All liabilities of Old Line Bank and our other subsidiaries, including without limitation Old Line Bank’s depositors, liabilities to general creditors and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, are effectively senior to the notes to the extent of the assets of such subsidiaries.  As of September 30, 2016, on a consolidated basis, the outstanding indebtedness and other liabilities of Old Line Bancshares totaled approximately $1.5 billion, which includes approximately $1.3 billion of deposit liabilities that rank structurally senior to the notes.  As of September 30, 2016, we also had approximately $6.7 million of outstanding trust preferred subordinated debentures that rank junior to the notes.

Over the term of the notes, we will need to rely primarily on dividends from Old Line Bank to pay interest and principal on our outstanding debt obligations, and to make dividends to our stockholders and payments on our other securities.  Regulatory rules may restrict our ability to withdraw capital from Old Line Bank by dividends or other means.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition or other similar proceeding relating to us or our property, any proceeding for the liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the notes.  Only after payment in full of all amounts owing with respect to Senior Indebtedness will the holders of the notes, together with the holders of any of our obligations ranking on a parity with the notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the notes.  In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or the trustee or agent on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived, or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of, or interest or any Additional Amounts on, the notes or on account of the purchase or other acquisition of any notes.

In the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.  With respect to the assets of a subsidiary of ours, our creditors (including holders of the notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.

Subject to the terms of the indenture, if the trustee or any holder of any of the notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes.  The trustee’s claims for these payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

The notes do not contain any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that may be hereafter incurred by Old Line Bancshares or its subsidiaries, including Old Line Bank.

Redemption

We may, at our option, beginning on August 15, 2021, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under the rules of the Federal Reserve Board, at a price equal to 100% of the principal amount of the notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption.  The notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the notes at any time, including before August 15, 2021, in whole but not in part, at a price equal to 100% of the principal amount of the notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption upon the occurrence of:

•

a “Tax Event,” defined in the indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of: (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the original issue date of the notes, there is more than an insubstantial risk that interest payable by us on the notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that as a result of: (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other appropriate federal bank regulatory agencies of the Company or its subsidiaries) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the notes, in each case, where there is more than an insubstantial risk that we will not be entitled to treat the notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any note is outstanding; or

•	a “1940 Act Event,” defined in the indenture to mean an event requiring us to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption of the notes following one of these events would require prior approval of the Federal Reserve Board to the extent such approval is then required under the rules of the Federal Reserve Board.

In the event of any redemption of the notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of notes not less than 30 nor more than 60 days prior to the redemption date.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the notes.  If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed.  A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.  The notes are not subject to redemption or prepayment at the option of the holders.

Tier 2 Capital

The notes are intended to qualify as Tier 2 capital under the Federal Reserve Board’s rules regarding capital adequacy, as the same may be amended or supplemented from time to time.  These regulations set forth specific criteria for instruments to qualify as Tier 2 capital.  Among other things, the notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated and junior in right of payment to our bank subsidiary’s obligations to its depositors and to our and each of our bank and nonbank subsidiaries’ depositors and general creditors;

•	be ineligible as collateral for a loan by us or our bank subsidiary, Old Line Bank;

•

not contain provisions permitting the holders of the notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

•

only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the Federal Reserve Board or other primary federal regulator to the extent such approval is then required under the rules of the Federal Reserve Board or such other regulator; and

•

unless the Federal Reserve Board authorizes us to do otherwise in writing, not be redeemed unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board that following redemption, we will continue to hold capital commensurate with our risk.

Defaults; Events of Default; Limitation on Suits

Under the indenture, an event of default will occur with respect to the notes only: (i) if we fail to pay interest or any Additional Amounts on the notes as and when due and such failure continues for 30 days; (ii) if we fail to pay the principal of the notes, or any Additional Amounts payable on the principal of the notes, as and when due; (iii) if we breach any covenant or agreement contained in the indenture and such failure continues for 90 days following notice of the same; (iv) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to us that continues unstayed and in effect for a period of 60 consecutive days; (v) if we commence a bankruptcy or insolvency proceeding, consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consent to the appointment of a receiver, liquidator or similar official, make a general assignment for the benefit of creditors or fail generally to pay our debts as they become due; or (vi) in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary, Old Line Bank.

If an event of default listed in item (iv), (v) or (vi) above occurs and is continuing, the principal amount and interest shall become immediately and automatically due and payable upon a declaration by the trustee and the holders of not less than 25% in aggregate principal amount of the notes.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or in our non-performance of any other obligation under the notes or the indenture.

If we default in our obligation to pay any interest on the notes when due and payable, and such default continues for a period of 30 consecutive days, if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the indenture, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes of the performance of any covenant or agreement in the indenture.

The indenture provides that, subject to the duty of the trustee upon the occurrence of an event of default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity or security against the costs, expenses and liabilities that may be incurred by it in complying with such request or direction.  Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

 No holder of notes has any right to institute any proceeding, judicial or otherwise, with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing default with respect to the notes;

•

the holders of not less than 25% in principal amount of the notes shall have made written request to the trustee to institute proceedings in respect of such default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in complying with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding notes.

In any event, the indenture provides that no one or more of such holders will have any right under the indenture to affect, disturb or prejudice the rights of any other holder, to obtain priority or preference over any of the other holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all holders of notes.

Modification and Waiver

The indenture provides that we and the trustee may modify or amend the indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding notes; provided that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, any installment of interest on, or any Additional Amounts with respect to, any note;

•	reduce the principal amount, rate of interest or Additional Amounts of any note;

•

reduce the percentage in principal amount of the outstanding note, the consent of whose holders is required to modify or amend the indenture, for any supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults and the consequences thereof under the indenture;

•	adversely affect any right of repayment of the holder of the notes;

•	extend the time of payment of interest on the notes or any Additional Amounts;

•	change any of the redemption provisions of the notes; or

•	change the coin or currency for payment, of principal, or premium, if any, or any Additional Amounts with respect to, the notes.

In addition, the holders of a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive compliance by us with certain terms, conditions and provisions of the indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note.

In addition, we and the trustee may modify and amend the indenture without the consent of any holders of notes for any of the following purposes:

•

to evidence the succession of another person to the Company as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

•	to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company in the indenture;

•

to provide for uncertificated or unregistered securities and to make all appropriate changes for such purpose, provided that such action or actions will not adversely affect the interests of the holders of the notes in any material respect;

•	to establish the form or terms of the notes and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under an indenture by more than one trustee;

•	to cure any ambiguity or correct any inconsistency in the indenture, provided that the cure or correction does not adversely affect the holders of the notes;

•	to add events of default for the benefit of the holders of the notes;

•	to secure or provide for the guarantee of the notes;

•

to change or eliminate any provisions of the indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

•

to establish the form of the notes and to provide for the issuance of any series of notes under the indenture and to set forth the terms thereof, and to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of such notes;

•

to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or to conform any provision in the indenture to the requirements of the Trust Indenture Act;

•

to add to the covenants for the benefit of holders of notes or to surrender any right or power conferred upon the Company in the indenture, provided that such action shall not adversely affect the interests of holders of notes; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder of notes of any series issued under that indenture.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the indenture and the notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the indenture and the notes in a covenant defeasance.  We may do so after we irrevocably deposit with the trustee for the benefit of the holders of the notes sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the notes.  If we choose the legal defeasance option, the holders of the notes will not be entitled to the benefits of the indenture except for certain limited rights, including registration of transfer and exchange of notes, replacement of lost, stolen or mutilated notes and the right to receive payments of the principal of (and premium, if any) and interest on such notes when such payments are due.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if we meet certain requirements.  Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred.  In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable federal income tax law.  We may not have a default under the indenture or the notes on the date of deposit and, under certain circumstances, 120 days after such deposit.  The discharge may not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940.  The discharge may not violate any of our agreements to which we are a party or by which we are bound.

Any defeasance of the notes pursuant to the indenture shall be subject to our obtaining the prior approval of the Federal Reserve Board and any additional requirements that the Federal Reserve Board may impose with respect to defeasance of the notes.  Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date the Federal Reserve Board does not require that defeasance of instruments be subject to Federal Reserve Board approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve Board will be required for such defeasance.

Satisfaction and Discharge

We may discharge our obligations under the indenture and the notes if: (i) all outstanding notes have been delivered for cancellation; (ii) all outstanding notes have become due and payable or will become due and payable at their stated maturity within one year; or (iii) all outstanding notes are scheduled for redemption within one year, and we have irrevocably deposited with the trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding notes and any other sums due on the stated maturity date or a redemption date.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with the notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes), in order that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes; provided, however, that a separate CUSIP number will be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us if, in such case, we are not the surviving entity, unless:

•

if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the notes and the performance or observance of our covenants under the indenture;

•

immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the trustee.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons.  The notes will be issued only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.  The notes will not be issued in bearer form.

Global Notes

Unless otherwise required for institutional accredit investors, the notes will be issued in the form of one or more registered notes in global form, without interest coupons (which we refer to as the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants.  We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

If notes are issued to institutional accredited investors in certificated form, in addition to being subject to the restrictions under “Notice to Investors,” the notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provides evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

Exchanges Among Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note.  A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC.  We provide the following summaries of those operations and procedures solely for the convenience of investors.  The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.  We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants, and to facilitate the clearance and settlement of securities transactions between its participants, through electronic book-entry changes to the accounts of its participants.  DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations.  Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by, or on behalf of, DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own.  Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent.  Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee or paying agent in U.S. dollars to DTC’s nominee, as the registered holder of the global note.  Neither we, nor the trustee, will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and not of DTC or Old Line Bancshares.  Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream.  To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system.  If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC.  Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream.  The sale proceeds will be available to the DTC participant seller on the settlement date.  Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.  Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date.  Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be reflected in the account of the Euroclear or Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York.  DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems.  However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time.  Neither we, nor the trustee, will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below and the conversion of notes) only at the direction of one or more participants to whose account with DTC, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	an event of default shall have occurred and be continuing with respect to the notes and the trustee has received a written request from DTC to issue the notes in certificated form.

Trustee

U.S. Bank National Association will act as trustee under the indenture.  From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

The trustee is permitted to engage in certain other transactions.  However, if the trustee acquires any conflicting interest, and there is a default with respect to the notes, the trustee must eliminate the conflict or resign.  In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to the trustee.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the certain U.S. federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of the Old Notes whose Old Notes are tendered and accepted in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations.  This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  This summary is limited to the tax consequences to holders who purchased the Old Notes upon their original issuance at their original issue price for cash and who hold the Old Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).  This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons who purchase or sell notes as part of a wash sale for tax purposes, or persons who hold notes as part of a straddle, hedge, conversion or other integrated financial transaction).  In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding notes, you should consult your tax advisor.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes: (1) a citizen or individual resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person for U.S. federal income tax purposes is in effect with respect to the trust.  A “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

U.S. Federal Income Taxation of U.S. Holders

Exchange Offer.  The exchange of the Old Notes for the New Notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes.  As a result: (1) a U.S. Holder should not recognize a taxable gain or loss as a result of exchanging the holder’s Old Notes; (2) the holding period of the New Notes should include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before the exchange.

Payments of Interest on the New Notes.  Interest paid on the New Notes will be taxable to a U.S. Holder as ordinary income at the time the interest is received or accrued, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of the New Notes.  Upon the sale, retirement, exchange or other taxable disposition of a New Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on the disposition (except to the extent the cash or other property is attributable to accrued but unpaid interest, which is treated as interest as discussed under “— Payments of Interest on the New Notes”) and (ii) the holder’s tax basis in the New Note.  A U.S. Holder’s tax basis in a New Note generally will equal the cost of the Old Note to the holder.  Any gain or loss recognized on the disposition of a New Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the note is more than one year.  Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates.  The deductibility of capital loss by a U.S. Holder is subject to limitations.

Backup Withholding and Information Reporting.  Information returns may be filed with the IRS in connection with payments on the New Notes and the proceeds from a sale, retirement, exchange or other disposition of the New Notes.  A U.S. Holder will be subject to backup withholding on these payments if the holder fails timely to provide the holder’s correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required procedures are followed, and the required information is timely furnished to the IRS.

Additional Tax on Investment Income.  Certain individuals, estates and trusts are required to pay a 3.8% tax on ‘‘net investment income’’ including, among other things, interest and proceeds of sales or other dispositions in respect of securities (such as the New Notes), subject to certain exceptions.  U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on the acquisition, ownership and disposition of the New Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Exchange Offer.  The exchange of the Old Notes for the New Notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes, and the tax consequences should be the same as described under “U.S. Federal Income Taxation of U.S. Holders — Exchange Offer.”

Payments of Interest on the New Notes.  Subject to the discussion below of backup withholding and FATCA (as defined below), payments of interest on the New Notes to a Non-U.S. Holder will generally not be subject to U.S. federal withholding tax, provided that:

1.the payments are not effectively connected with the conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, a United States permanent establishment) maintained by the Non-U.S. Holder in the United States;

2.the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

3.the Non-U.S. Holder properly certifies the Non-U.S. Holder’s foreign status on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form), or the Non-U.S. Holder holds its New Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the above requirements, payments of interest made to the Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% unless the beneficial owner of the New Note provides us or our agent with a properly executed:

1.IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

2.IRS Form W-8ECI (or a suitable substitute form or successor form) stating that interest paid on the New Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business and, if an income tax treaty applies, it is attributable to a permanent establishment maintained in the United States by the beneficial owner (in which case the interest will be subject to regular graduated U.S. tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements.  A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the New Notes is effectively connected with a U.S. trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if it were a U.S. Holder.  In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30% (unless reduced by an applicable income tax treaty) in respect of the interest.

Disposition of the New Notes.  Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain or income realized on the sale, retirement, exchange or other disposition of a New Note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) the gain or income is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment). Accrued and unpaid interest realized on a sale, exchange or other disposition of a New Note will be treated as discussed under “— Payments of Interest on the New Notes.”

A Non-U.S. Holder described in (a) above will be subject to U.S. federal income tax at a rate of 30% (unless a lower rate applies under an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital loss.  A Non-U.S. Holder described in (b) above will be subject to U.S. federal income taxation in the same manner as if it were a U.S. Holder, and if the Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax at a rate of 30% (unless reduced by an applicable income tax treaty).

Backup Withholding and Information Reporting. U.S. backup withholding tax will not apply to payments of interest on a New Note or proceeds from the sale or other disposition of a New Note payable to a Non-U.S. Holder if the certification described in “— Payments of Interest on the New Notes” is duly provided by the Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or intergovernmental agreement.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed, and the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

FATCA.  Pursuant to legislation commonly referred to as “FATCA,” payments to foreign entities of interest on and the gross proceeds of dispositions of debt obligations of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Accordingly, withholding under FATCA generally will apply to payments of interest on the New Notes, as well as to payments of gross proceeds from the sale or other disposition of such notes occurring on or after January 1, 2017 (including redemption at maturity).  Non-U.S. Holders should consult their tax advisors regarding the possible effect of this withholding tax on their ownership and disposition of the New Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes.  New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-

counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods.  Transactions may be effected at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.  Any broker-dealer that resells New Notes acquired for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act and applicable rules of the Financial Industry Regulatory Authority.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon on our behalf by Barclay Damon LLP, Syracuse, New York.  In addition, certain legal matters will be passed upon for us by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland, and Barclay Damon LLP will rely upon the opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, with respect to matters of Maryland law.

EXPERTS

The consolidated financial statements of Old Line Bancshares, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as stated in their reports incorporated herein.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation.  The statute also provides for indemnification of directors and officers by court order.

The Registrant’s Articles of Amendment and Restatement (the “Charter”) provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under the Maryland General Corporation Law.

The rights of indemnification provided in the Registrant’s Charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.

The Registrant maintains officers’ and directors’ liability insurance in the amount of $16 million.

Item 21.  Exhibits

(a)	Exhibits. The following exhibits are filed or furnished herewith or incorporated by reference:

Exhibit No.	Description of Exhibits
3.1(A)	Articles of Amendment and Restatement of Old Line Bancshares, Inc.
3.1.1(D)	Articles of Amendment of Old Line Bancshares, Inc.
3.1.2(D)	Articles of Amendment of Old Line Bancshares, Inc.
3.1.3(E)	Articles of Amendment of Old Line Bancshares, Inc.
3.2(A)	Amended and Restated Bylaws of Old Line Bancshares, Inc.
3.2.1(B)	Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.
3.2.2(C)	Second Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.
4(F)

Indenture dated as of August 15, 2016 by and between Old Line Bancshares, Inc. and U.S. Bank National Association, and Supplemental Indenture dated as of August 15, 2016, by and between Old Line Bancshares, Inc. and U.S. Bank National Association (including form of note).

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation (previously filed)

5.2	Opinion of Barclay Damon LLP (previously filed)

21(A)	Subsidiaries of Registrant

Exhibit No.	Description of Exhibits
23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion previously filed as Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP

23.3	Consent of Barclay Damon LLP (contained in the opinion previously filed as Exhibit 5.2)

24.1	Power of Attorney (included on signature page of original filing)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association (previously filed)

99.1	Form of Letter of Transmittal (previously filed)

99.2	Form of Notice of Guaranteed Delivery (previously filed)

99.3	Form of Letter to Clients (previously filed)

99.4	Form of Letter to Depository Trust Company Participants (previously filed)

(A)

Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form 10‑SB, as amended, under the Securities Exchange Act of 1934, as amended (File Number 000‑50345).

(B)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on March 24, 2011.

(C)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q filed on August 10, 2012.

(D)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑QSB filed on November 9, 2006.

(E)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q, filed with the Commission on November 14, 2013.

(F)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed August 15, 2016.

(b)Financial Statement Schedules.

None.

(c)Reports, Opinions and Appraisals.

Not applicable.

Item 22.  Undertakings

(a)The undersigned registrant hereby undertakes:

1.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bowie, State of Maryland, on December 2, 2016.

OLD LINE BANCSHARES, INC.

By:	/s/ James W. Cornelsen
James W. Cornelsen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James W. Cornelsen	Director, President and Chief Executive Officer (Principal	December 2, 2016
James W. Cornelsen	Executive Officer)

/s/ Elise M. Hubbard	Chief Financial Officer (Principal Accounting and Financial	December 2, 2016
Elise M. Hubbard	Officer)

*	Director and Chairman of the Board	December 2, 2016
Craig E. Clark

*	Director	December 2, 2016
G. Thomas Daugherty

*	Director	December 2, 2016
James F. Dent

*	Director	December 2, 2016
Andre’ J. Gingles

*	Director	December 2, 2016
Thomas H. Graham

Director
William J. Harnett

*	Director	December 2, 2016
Frank Lucente, Jr.

Director
Gail D. Manuel

*	Director	December 2, 2016
Carla Hargrove McGill

. *	Director	December 2, 2016
Gregory S. Proctor, Jr.

*	Director	December 2, 2016
Jeffrey A. Rivest

*	Director	December 2, 2016
Suhas R. Shah

*	Director	December 2, 2016
John M. Suit, II

*	Director	December 2, 2016
Frank E. Taylor *By: /s/JAMES W. CORNELSEN James W. Cornelsen pursuant to power of attorney